EXHIBIT 99.1

Photo Release -- TOMI Awarded Grant From the United States Agency for International Development

Grant Supports the Ongoing Development of SteraMist(TM) Mobile Decontamination Chambers to Combat and Prevent the Spread of the Ebola Epidemic

BEVERLY HILLS, Calif., June 17, 2015 (GLOBE NEWSWIRE) -- TOMI™ Environmental Solutions, Inc. (OTCQB:TOMZ) (TOMI), a global bacteria decontamination and infection prevention company, announced the United States Agency for International Development (USAID) has awarded the company a grant for approximately $560,000 for the development of SteraMist™ Mobile Decontamination Chambers to fight the Ebola epidemic.

SteraMist™ Mobile Decontamination Chambers leverage TOMI's patented Binary Ionization Technology (BIT™) to significantly reduce decontamination time for personal protective equipment (PPE) and supplies and mitigate the risk of infection by transfer.

A photo accompanying this release is available at http://www.globenewswire.com/newsroom/prs/?pkgid=33816

Dr. Halden Shane, TOMI's Chief Executive Officer, stated: "We are excited to have been selected by USAID to join in its efforts to stop the spread of Ebola. Our SteraMist Mobile Decontamination Chamber is an innovative solution to reducing the risk of transferring this epidemic. With the support of USAID, we are focused on the ongoing design, development and testing of this new SteraMist product."

Elizabeth Battaglia, Executive Vice President, stated, "TOMI's SteraMist Mobile Decontamination Chambers are expected to solve a number of concerns for healthcare safety. In addition to enabling complete PPE decontamination, the chambers are also expected to decontaminate durable medical equipment, allowing it to be reused, which saves money and reduces hazardous medical waste. TOMI's decontamination chambers are used on delicate electronics such as mobile phones, tablets/iPads, and laptop computers, allowing for the easier and safer transfer of patient records between risk areas."

In partnership with the White House Office of Science and Technology Policy, Centers for Disease Control, and the Department of Defense, USAID seeks to harness the power of crowdsourcing, competition, and breakthrough innovation to address specific barriers faced by efforts to combat the current Ebola epidemic and better prepare the U.S. against future outbreaks. USAID and its partners are looking for immediate, short-term and longer-term solutions addressing the problem that can help healthcare workers on the front lines provide better care and stop the spread of Ebola now and in the future.

About the SteraMist™ Mobile Decontamination Chamber

The SteraMist™ Mobile Decontamination Chambers aim to better protect healthcare workers risking their lives to fight Ebola around the world. Compared with current chlorine bleach protocols that require 30 minutes or longer to successfully complete decontamination, TOMI's decontamination process is expected to be no longer than seven to eight minutes, pending final protocol approval. By reducing the time the health care worker spends in personal protective equipment (PPE) and decreasing the chance of virus transmission during the PPE doffing process, BIT™ decreases the heat stress often encountered by healthcare workers. In addition to reducing the chance of infection transmission during PPE doffing, the decontamination chamber enables the PPE to be safely removed and disposed of without risk of inadvertent contact transfer. In addition, using a combination of common source materials and TOMI's innovative SteraMist™ decontamination system, these chambers can be quickly built and existing spaces easily retrofitted at various price points.

About TOMI™ Environmental Solutions, Inc.

TOMI™ Environmental Solutions, Inc. (OTCQB:TOMZ) is a global bacteria decontamination and infectious disease control company, providing environmental solutions for indoor surface decontamination through manufacturing, sales and licensing of our premier platform of Hydrogen Peroxide based products that uses Binary Ionization Technology® (BIT™), a state of the art technology for the production of its disinfectant/decontaminate aerosol mist represented by the TOMI™ SteraMist™ brand.

TOMI's products are designed to service a broad spectrum of commercial structures including hospitals and medical facilities, biosafety labs, clean rooms, pharmaceutical manufacturing, cruise ships, office buildings, hotel and motel rooms, schools, restaurants, for non-food safety in meat and produce processing facilities, military barracks, and athletic facilities. TOMI's products and services have also been used in single-family homes and multi-unit residences.

TOMI also develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, The Restoration Industry Association, Indoor Air Quality Association, and The International Ozone Association. For additional product information, visit www.tomiesinc.com or contact us at info@tomiesinc.com. Follow us on Twitter @tomiesinc

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Forward-looking statements are identified by such words and phrases as "we expect," "expected to," "estimates," "estimated," "current outlook," "we look forward to," "would equate to," "projects," "projections," "projected to be," "anticipates," "anticipated," "we believe," "could be," and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. They are forward-looking, and they should be evaluated in light of important risk factors that could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of this release.

The photo is also available via AP PhotoExpress.

CONTACT: INVESTOR RELATIONS CONTACT:
         Becky Herrick & Kirsten Chapman
         LHA (IR Agency)
         (415) 433-3777
         tomi@lhai.com

         MEDIA RELATIONS CONTACT:
         Aaron Loveland
         VP of Marketing and Public Affairs
         (240) 672-6263
         aaron.loveland@tomiesinc.com